Exhibit 5.1

[WSGR Letterhead]

February 10, 2005

Solectron Corporation
847 Gibraltar Drive, Building 5
Milpitas, California 95035

Ladies and Gentlemen:

     We have acted as counsel to Solectron Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), relating to the Company’s offer to exchange up to $450,000,000 aggregate principal amount of 0.50% Convertible Senior Notes, Series B due 2034 of the Company (the “New Notes”), plus cash up to $1,125,000 for any or all of the $450,000,000 aggregate principal amount of issued and outstanding 0.50% Convertible Senior Notes due 2034 of the Company (the “Outstanding Notes”). The Company proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes and $2.50 in cash for each $1,000 principal amount of the Outstanding Notes (the “Exchange Offer”). The New Notes will be issued under an Indenture (the “New Indenture”), to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the form of New Indenture, the form of New Note set forth in the New Indenture and filed as an exhibit to the Registration Statement and such records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. Additionally, we have assumed that the New Indenture will be executed in a form identical to the form of Indenture filed as Exhibit 4.1 to the Registration Statement. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company or of public officials, including those delivered to others in connection with the issuance of the New Notes.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion as of this date that (i) the New Notes have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the New Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms and (ii) the common stock of the Company issuable upon conversion of the New Notes has been duly authorized and when issued upon conversion of the New Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     Our opinions expressed above are specifically subject to the following additional limitations, exceptions, qualifications and assumptions:

1.	The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors.

2.	The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

3.	The unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

4.	The effect of Delaware, New York and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

     The opinions expressed herein are limited to the corporate laws of the State of Delaware, the corporate laws of the State of New York, and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     This opinion letter is rendered as of the date first written above in connection with the Registration Statement. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

/s/ Wilson Sonsini Goodrich & Rosati, Profession Corporation